Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS

Mentor, Ohio (July 25, 2007)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2008 first quarter ended June 30, 2007. Fiscal 2008 first quarter revenues increased 6% to $280.9 million compared with $265.1 million in the first quarter of fiscal 2007, driven by growth in all three business segments.

Fiscal 2008 first quarter net income was $13.2 million, or $0.20 per diluted share, compared with net income of $14.7 million, or $0.22 per diluted share, in the first quarter of fiscal 2007. Fiscal 2007 first quarter net income included a $0.6 million net gain related to discontinued operations. Excluding the gain, net income from continuing operations for the first quarter of fiscal 2007 was $14.1 million, or $0.21 per diluted share.

“With solid revenue growth and earnings performance, we are off to a good start for the year, and are currently on track to meet our full year earnings expectations,” said Les C. Vinney, STERIS’s president and chief executive officer. “Isomedix and Life Sciences saw improvements in operating margins, while the negative impact of freight and raw material cost increases, particularly for stainless steel, more than offset pricing and productivity improvements in Healthcare. Revenues generated by new products are continuing to bolster our performance, and will be key to our growth in fiscal 2008 and beyond. Strategically, we are progressing well, and are on track to complete the Erie to Mexico manufacturing transfer by early fall.”

Included in net income for the first quarter of fiscal 2008 and fiscal 2007 are expenses associated with the Erie to Mexico transfer of manufacturing operations. These expenses negatively impacted first quarter diluted earnings per share in both fiscal 2008 and fiscal 2007 by $0.02, with $0.01 of that amount reported as restructuring expenses in both periods.

STERIS Corporation

News Announcement

Quarterly Segment Results

Healthcare revenues in the quarter increased 5% to $195.7 million compared with the first quarter of fiscal 2007. The segment experienced continued growth in service as well as strong consumable revenues and increased demand for sterile processing products. Order backlog for the first quarter was $69.5 million, an increase of 4% compared with the prior year period. Operating income in the Healthcare segment was $15.2 million, compared with $21.1 million in the first quarter of fiscal 2007, as increased freight and raw material costs year over year negatively impacted profitability.

Life Sciences first quarter revenues were $49.8 million, an increase of 10% compared with the first quarter of fiscal 2007. The segment experienced double-digit growth for capital equipment and service in the quarter. Order backlog decreased 5% to $46.5 million compared with the prior year period. Life Sciences reported an operating loss of $0.9 million in the quarter, compared with an operating loss of $1.3 million in the first quarter of fiscal 2007. The improvement in operating performance largely reflects increased volume.

First quarter revenues for Isomedix Services were $35.5 million, an increase of 9% compared with the same period last year. Revenue growth was primarily driven by increased demand from medical device customers. Operating income increased 27% to $7.2 million compared with the prior year quarter, and reflected increased volume.

Cash Flow

Net cash provided by operations for the first quarter of fiscal 2008 was $19.4 million, compared with net cash used by operations of $6.7 million in the first quarter of fiscal 2007. Free cash flow (see note 1) was $9.8 million in the first quarter of fiscal 2008, compared with negative free cash flow of $19.1 million in the same period last year. The first quarter of fiscal 2007 included a $27.6 million payment to the IRS for tax expenses previously incurred. For the full fiscal year, the Company continues to anticipate that free cash flow will be in the range of $70 to $75 million.

During the quarter, the Company repurchased 708,931 shares of its common stock at an average price of $29.95 per common share for a total cash amount of $21.2 million. Approximately 1.9 million shares remain under the current authorization.

STERIS Corporation

News Announcement

President and CEO Search Update

Related to the search, Jack Wareham, Chairman of the Board of Directors of STERIS commented, “The Board is actively interviewing candidates and will provide further updates during the current quarter.”

Outlook

Based upon first quarter results and current anticipated trends, the Company’s expectations are unchanged for the full fiscal year, including 4 to 6% revenue growth and earnings per diluted share of $1.35 to $1.45. The Company’s results are expected to follow its regular pattern of sequentially increasing revenues and earnings throughout the year. In fiscal 2008, this earnings pattern may be accentuated by the nature of the costs and benefits associated with the transfer of Erie manufacturing operations to Mexico, the impact of raw material costs and the Company’s own pricing strategy. As a result, roughly one-third of annual earnings are expected to be achieved in the first half of the year and two-thirds in the second half. Refer to the earnings announcement dated May 8, 2007 for the detailed full year outlook.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on July 25, 2007, until 5:00 p.m. Eastern time on August 8, 2007, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

STERIS Corporation

News Announcement

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results or timing or pattern of financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs,

STERIS Corporation

News Announcement

(e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, executive transition or other issues or risks associated with the matters described in this release, or the referenced conference call, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$280,944	$265,067
Cost of revenues	162,232	151,692

Gross profit	118,712	113,375
Operating expenses:
Selling, general, and administrative	86,495	78,414
Research and development	9,259	8,395
Restructuring expense	1,391	1,105

	97,145	87,914

Income from operations	21,567	25,461
Non-operating expense, net	773	1,090

Income from continuing operations before income tax expense	20,794	24,371
Income tax expense	7,591	10,314

Income from continuing operations	13,203	14,057
Gain on sale of discontinued operations, net of tax	—	627

Net income	$13,203	$14,684

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.20	$0.21
Discontinued operations	$—	$0.01

Net income	$0.20	$0.22

Diluted earnings per common share
Continuing operations	$0.20	$0.21
Discontinued operations	$—	$0.01

Net income	$0.20	$0.22

Cash dividends declared per common share outstanding	$0.05	$0.04
Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	65,017	66,197
Diluted number of common shares outstanding	65,909	66,663

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	June 30, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,946	$52,296
Accounts receivable, net	207,650	251,207
Inventories, net	153,213	131,997
Other current assets	47,860	49,220

Total Current Assets	466,669	484,720
Property, plant, and equipment, net	386,313	388,899
Goodwill and intangible assets, net	331,993	332,947
Other assets	2,901	2,604

Total Assets	$1,187,876	$1,209,170

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$64,162	$76,184
Other current liabilities	119,933	141,215

Total Current Liabilities	184,095	217,399
Long-term debt	109,780	100,800
Other liabilities	121,346	116,679
Shareholders’ equity	772,655	774,292

Total Liabilities and Shareholders’ Equity	$1,187,876	$1,209,170

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended
	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$195,691	$187,131
Life Sciences	49,781	45,381
STERIS Isomedix Services	35,472	32,555

Total Segment Revenues	$280,944	$265,067

Segment Operating Income (Loss):
Healthcare	$15,213	$21,113
Life Sciences	(850)	(1,313)
STERIS Isomedix Services	7,204	5,661

Total Segment Operating Income	$21,567	$25,461

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$13,203	$14,684
Non-cash items	14,692	9,324
Working capital adjustments	(8,469)	(30,685)

Net cash provided by operating activities	19,426	(6,677)

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(9,691)	(12,415)
Proceeds from sale of property, plant, equipment and intangibles	22	—
Proceeds from sale of discontinued operations	—	2,927

Net cash used in investing activities	(9,669)	(9,488)

Financing Activities:
Proceeds under credit facilities, net	8,980	73,660
Payments on long-term obligations and capital leases, net	—	(212)
Repurchases of common shares	(21,235)	(50,134)
Cash dividends paid to common shareholders	(3,259)	(2,679)
Stock options and other equity transactions, net	10,163	358

Net cash used in financing activities	(5,351)	20,993
Effect of exchange rate changes on cash and cash equivalents	1,244	2,002

(Decrease) increase in cash and cash equivalents	5,650	6,830
Cash and cash equivalents at beginning of period	52,296	72,732

Cash and cash equivalents at end of period	$57,946	$79,562

	Three Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$19,426	$(6,677)
Purchases of property, plant, equipment, and intangibles, net	(9,691)	(12,415)
Proceeds from the sale of property, plant, equipment, and intangibles	22	—

Free Cash Flow from Continuing Operations	$9,757	$(19,092)

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a on-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.